Company Contact: Investor Relations 408 248 6000 ext. 198 ir@petairways.com

Pet Airways, Inc. Announces First Quarter 2011 Results

First Quarter 2011 Revenues Increase 49% Over Prior Year
Strengthens the Management Team and Board of Directors with Key Additions
Announced Expansion to Important Metropolitan Areas

Delray Beach, FL – May 12, 2011 -.  Pet Airways, Inc. (OTCQB: PAWS), the world’s only airline designed specifically for the comfortable and safe transportation of pets, reported results for the three months ended March 31, 2011.

Andrew Warner, President and CFO said “We are pleased with the revenue growth experienced in the first quarter of 2011 which is a seasonally slow quarter for us. We announced the expansion of our network to five new cities serving the states of Florida, Missouri and Texas.”

Highlights for the First Quarter Ended March 31, 2011

•
Revenue for the first quarter of 2011 was $393,000, compared to $264,000 in the first quarter of 2010, an increase of approximately 49 percent. Net loss for the first quarter of 2011 was $(1,615,000) or $(0.04) per share, compared to net loss of $(218,000), or $(0.01) per share in the first quarter of 2010. Net loss for the first quarter of 2011 included non-cash expenses of $560,000 related to liability discount amortization, accrued interest on debentures to be settled in stock in lieu of cash, stock based compensation for warrants issued to non-employees and depreciation.

•	Key additions to the leadership team during the quarter:

o
Andrew Warner was named President and Chief Financial Officer of Pet Airways, Inc.   Mr. Warner has more than 25 years of leadership experience in financial and general management with rapid growth consumer-oriented companies.

o
Dr. Jeff Werber, the Emmy Award winning TV veterinary personality, and the veterinarian of many Hollywood Stars joined Pet Airways, Inc. as Director of Veterinary Services. Dr. Werber’s role is to oversee PawsengersTM handling procedures and to train and advise staff on all pet related issues.

o
Charles A. Lynch joined Pet Airways, Inc. Board of Directors.  Mr. Lynch is currently the Chairman of Market Value Partners Company. Mr. Lynch served on the Board of Directors and governance committees of a number of major corporations including but not limited to DHL Airways, Inc. (Chairman), Nordstrom, Inc., Consolidated Freightways, Inc. and Greyhound Lines, Inc. (Chairman).

•	Pet Airways, Inc. announced plans to expand operations to:

o	Orlando, Florida.

o	St. Louis, Missouri.

o	The Lone Star State cities of Houston, Austin and Dallas of Texas.

Dan Wiesel, Chairman and CEO of Pet Airways, Inc. said, “the first quarter results are a solid start to 2011. We have strengthened the leadership team, announced the expansion into new markets and have seen continued growth in revenues.”

Guidance

Based on our ability to raise significant additional capital during the second quarter of 2011 to fund our growth and other operating assumptions detailed in the Form 8-K filed with the SEC on March 8, 2011, the Company expects 2011 revenues to be more than double 2010 revenues and we expect to record positive gross margins by the fourth quarter of 2011. The Company expects continued revenue growth and positive gross margins in 2012 and to be breakeven on a cash basis in the fourth quarter of 2012.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, including, without limitation, statements regarding future financial position, business strategy, budgets, projected sales, projected costs, and management objectives, are forward-looking statements.  Terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," “illustrates”, or "believes" or the negative thereof, any variation thereon or similar terminology are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely from the results proposed in such statements.  Important factors that could cause actual results to differ from our expectations include, but are not limited to: the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our business plan; our ability to control costs; our ability to attract and retain customers; transportation demand; general economic conditions; costs of aviation fuel; competitive pricing pressures; governmental regulation; weather conditions; and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2011 and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by the foregoing cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in our expectations or events after the date hereof.

About Pet Airways, Inc.

Pet Airways Inc. is the first airline specifically designed for the safe and comfortable transportation of pets. Pet Airways' Pawsengers™ travel in the specially equipped main cabin of its planes - where pets are continuously monitored by an In-Flight Pet Attendant and the climate is controlled for maximum pet comfort. With Pet Airways Inc., Pet Parents can be assured their animals will be treated with tender, loving care throughout the journey.  The airline launched flight operations in 2010 and currently serves coast-to-coast destinations across the U.S., including Los Angeles, Phoenix, Denver, Omaha, Chicago, Baltimore, New York, Atlanta and Ft. Lauderdale. It recently announced its expansion into Orlando, St. Louis, Houston, Austin and Dallas.

For more information, go to www.petairways.com
Tables Follow –

PET AIRWAYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$364,014	$1,511,057
Receivable and prepaid expenses	209,405	242,488
Total current assets	573,419	1,753,545

Property and equipment, at cost	141,701	129,959

Other non-current assets	35,725	30,787

Total assets	$750,845	$1,914,291

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
14% debenture	$250,000	$250,000
Accounts payable and accrued expenses	376,717	892,375
Unearned revenue	109,255	125,603
Total current liabilities	735,972	1,267,978

Non-current liabilities:
8% convertible debentures, net of discount	138,062	304,193
Total liabilities	874,034	1,572,171

Stockholders' (deficit) equity	(123,189)	342,120
Total liabilities and stockholders' (deficit) equity	$750,845	$1,914,291

PETAIRWAYS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In $s, except share data)

	Three months ended March 31,
	2011	2010
	(Unaudited)

Revenue	$392,486	$263,604

Cost of revenue	599,928	290,590

Gross loss	(207,442)	(26,986)

Operating expense:

Sales, general and administration	998,465	190,583

Loss from operations	(1,205,907)	(217,569)

Other income (expense), net	(409,350)	(840)

Loss before income taxes	(1,615,257)	(218,409)

(Provision) benefit for income taxes	-	-

Net loss	$(1,615,257)	$(218,409)

Net loss per share, basic and diluted	$(0.04)	$(0.01)

Weighted average shares used in calculation of basic and diluted net loss per share	39,629,350	27,665,839